Exhibit 10.1

STB Draft 11/22/2015

EXECUTION VERSION

INVESTOR AGREEMENT

This INVESTOR AGREEMENT is made and entered into as of November 22, 2015 (the “Agreement”) by and among Walter Investment Management Corp., a Maryland corporation (the “Company”), and each of the parties listed on Exhibit A (each, an “Investor” and collectively, the “Investors”) and Vadim Perelman, in his individual capacity and as the managing member of the Investors (the “Investor Director”). The Company, the Investors and the Investor Director are referred to herein as the “Parties”.

WHEREAS, the Investors beneficially own the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), listed on Exhibit A hereto;

WHEREAS, the Company and the Investors have, upon the terms and subject to the conditions provided in this Agreement, reached an agreement with respect to certain matters related to the appointment of the Investor Director to the board of directors of the Company (the “Board”) and certain other matters set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Board of Directors Matters; Rights Agreement.

(a) The Investors and the Company hereby agree that:

(i) (A) Effective on December 7, 2015 (the “Effective Time”), the Company shall expand the size of the Board to eleven (11) directors, and (B) the Investor Director shall be appointed to serve as a director on the Board as a Class II director with a term expiring at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

(ii) The Investors and the Investor Director have provided to the Company information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations in form and substance substantially similar to the questionnaire provided in Exhibit C hereto, and will provide such other information as reasonably requested by the Company from time to time with respect to the Investors and the Investor Director.

(iii) If the Investor Director resigns for any reason (other than pursuant to Section 1(a)(vi)), or is otherwise unable to serve as the Investor Director prior to the 2017 Annual Meeting, the Investors and the Company agree to designate a mutually acceptable substitute for the Investor Director for consideration by the Nominating and Corporate Governance Committee (the “Nominating Committee”); provided that such individual (A) qualifies as an “independent director” for purposes of the listing qualification rules of the New York Stock Exchange (“NYSE”) and (B) is qualified to serve as a director under the Maryland General Corporation Law. The Nominating Committee, in good faith and consistent with its fiduciary duties, shall consider such candidate within ten (10) business days after a completed director’s and officer’s questionnaire and background check has been received by the Nominating Committee and, subject to the Nominating Committee’s approval, the Board shall appoint such candidate within five (5) business days after the date of such approval. Any such substitute director appointed in accordance with the provisions of this Section 1(a)(iii) shall be referred to as an “Investor Director” for the purposes of this Agreement and shall execute and deliver a joinder to this Agreement in such capacity. In the event the Nominating Committee shall decline to recommend any particular candidate designated by the Investor and the Company pursuant to this Section 1(a)(iii), the Investor shall have the right to propose one or more replacement designees by mutual agreement with the Company, subject to the above criteria.

(iv) The Investor Director covenants and agrees to comply at all times while serving as a member of the Board with all policies, procedures, codes, rules, standards and guidelines applicable to the Company’s directors (including, without limitation, regarding confidentiality, conflicts of interest, trading and disclosure and other governance matters).

(v) The Investor Director will be offered membership on the Nominating Committee, the Compliance Committee and the Human Resource and Compensation Committee of the Board, subject to the Investor Director’s eligibility to serve in such capacity pursuant to any relevant Board or Company guidelines, applicable law and the rules of the NYSE.

(vi) As a condition to commencement of a term as a director on the Board (or nomination therefor), the Investor Director shall provide to the Board an irrevocable letter of resignation, effective upon the earlier of (A) such date as the aggregate beneficial ownership of Common Stock by the Investors (net of any Short Interests) is less than 9.9% of the then outstanding Common Stock of the Company, and (B) fifteen (15) days after a final judicial determination of a material breach by the Investors or Investor Director of this Agreement. The Investors shall provide notice to the Company within two (2) business days if the aggregate beneficial ownership of the Common Stock by the Investors (net of any Short Interests) shall be less than the level described in the preceding clause (A) of this Section 1(a)(vi). In addition, the Investors agree to certify to the Company as to the number of shares of Common Stock beneficially owned by the Investors (net of any Short Interests) at such times as reasonably requested by the Company.

(vii) The Investor Director shall be subject to the same governance, confidentiality and other policies, and be entitled to the same insurance, indemnification, compensation and expense reimbursement arrangements, as apply to all independent directors of the Company.

(b) The Company agrees to promptly amend the Rights Agreement (as defined in Section 3(c)), or any successor rights agreement, to allow the Investors to acquire up to 25% of the outstanding Common Stock of the Company.

Section 2. 2016 and 2017 Annual Meetings.

(a) At the 2016 annual meeting of stockholders (the “2016 Annual Meeting”) the Investors agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by the Investors: (i) in favor of the election of each director nominee nominated by the Board who is currently a Class I director of the Company and against any shareholder nominations for the election of directors not approved or recommended by the Board, and (ii) against all shareholder recommendations and proposals not approved by the Board.

(b) At the 2017 Annual Meeting, the Investors agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by the Investors: (i) in favor of the election of each nominee to the Board on the slate of nominees recommended by the Board in connection with the 2017 Annual Meeting, and (ii) in accordance with the recommendation of the Board on any other matter that is subject to a vote of stockholders at such meeting; provided, that, the 2017 Investor Director Nomination Notice shall have been duly delivered to the Investor Director pursuant to the terms of this Agreement and the Investor Director shall have thereafter assented to being included on the slate of nominees recommended by the Board in connection with the 2017 Annual Meeting.

(c) If the 2017 Investor Director Nomination Notice has been duly delivered to the Investor Director pursuant to the terms of this Agreement and the Investor Director has declined in writing (the “Nomination Rejection Notice”), within two business days following receipt of the 2017 Investor Director Nomination Notice (the “Notice Deadline”), to be included on the slate of nominees recommended by the Board in connection with the 2017 Annual Meeting, then the Investors agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by the Investors at the 2017 Annual Meeting: (i) in favor of the election of each nominee to the Board on the slate of nominees recommended by the Board in connection with such meeting, and (ii) in accordance with the recommendation of the Board on any other matter that is subject to a vote of stockholders at such meeting; provided, that, if, and only if, the Investor Director has delivered the Nomination Rejection Notice within the Notice Deadline, the Investors, following written notice by the Investor Director to the Company at least 20 days prior to the 2017 Annual Meeting, may in such event elect to vote their shares of Common Stock at the 2017 Annual Meeting, in respect of any or all of the matters that are the subject to a vote of stockholders pursuant to the preceding clauses (i) and (ii), in the same proportion that the number of shares of Common Stock held by the Unaffiliated Stockholders that are voted for such matters bears to the number of shares of Common Stock held by the Unaffiliated Stockholders that are voted against such matters (ignoring, for the purposes of the calculation of such proportion, any abstentions and broker non-votes to the extent they may count as a vote against such matter).

(d) Notwithstanding anything to the contrary set forth in Section 2(b) or Section 2(c), the Investors may, in their sole discretion, vote or cause to be voted all the shares of Common Stock beneficially owned by them for or against an Extraordinary Transaction if approval of such an Extraordinary Transaction is the subject of a vote of the Company’s stockholders at the 2017 Annual Meeting.

Section 3. Standstill.

(a) The Investors, and the Investor Director in his capacity as the managing member of the Investors, agree that, from the date of this Agreement until the expiration of the

Standstill Period, neither the Investors nor any of their Affiliates or Associates will, and will cause each of their Affiliates, Associates or representatives not to, directly or indirectly, in any manner, acting alone or in concert with others:

(i) seek, propose, or make any statement with respect to, or facilitate, finance, solicit, assist, endorse, negotiate with, or provide any information to any person or entity with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company or any of its subsidiaries, whether or not any such transaction involves a change of control of the Company; provided, however, that nothing in this Section 3(a)(i) shall restrict the ability of the Investors to participate in any transaction offered generally to holders of the Common Stock of the Company on a pro rata basis;

(ii) except as provided in Section 1 of this Agreement, seek, propose, solicit, assist or endorse any person or entity with respect to a change in structure, size or composition of the Board or a change in the executive officers of the Company;

(iii) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(iv) engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies or written consents or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to any recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or other voting securities of the Company, or grant a proxy with respect to the voting of the Common Stock or other voting securities of the Company to any person other than to the Board or persons appointed as proxies by the Board;

(v) form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act (other than with Affiliates or Associates of the Investors) with respect to the Common Stock or other voting securities of the Company, or deposit any shares of Common Stock or other voting securities of the Company in a voting trust or similar arrangement or subject any shares of Common Stock or other voting securities of the Company to any voting agreement or pooling arrangement, except as expressly set forth in this Agreement;

(vi) sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities of the Company held by the Investors or any of their Affiliates to any person or entity, other than a Permitted Transferee, that would result in such person or entity, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 9.9% of the shares of Common Stock of the Company outstanding at such time;

(vii) except as provided in Section 3(b), seek publicly, or through discussions with anyone other than the Company or the Board, any control or influence over the Company’s policies, management and strategies or publicly oppose any recommendation of the Board, or publicly seek to have the Company amend its charter or bylaws;

(viii) seek publicly, or through discussions with anyone other than the Company or the Board, the divestiture, break-up or spin-off of the Company’s businesses or assets;

(ix) except as specifically provided in Section 2, vote for any nominee for election to the Board, other than those nominated or supported by the Board;

(x) except as specifically provided in Section 1 and Section 2, seek to place a representative or an Affiliate, Associate or nominee on the Board or seek the removal of any member of the Board;

(xi) take any action challenging the validity or enforceability of any provisions of this Section 3;

(xii) call, seek to call or request the calling of a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or, except in the Investor Director’s capacity as a director, for any books and records of the Company;

(xiii) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or businesses of the Company or any rights or options to acquire any such assets or business from any person;

(xiv) publicly request that the Company amend or waive any provision of this Section 3;

(xv) disclose publicly, or privately in a manner that could reasonably be expected to become public (except with the consent of the Company), any intention, plan, position or arrangement inconsistent with the foregoing; or

(xvi) enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or solicit or knowingly encourage any person to undertake any of the foregoing activities;

provided, however, that nothing in this Section 3 or elsewhere in this Agreement shall prohibit the Investor Director, acting in his or her fiduciary capacity as a director of the Company, from (1) taking any action or making any statement at any meeting of the Board or of any committee thereof or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director of the Company in his capacity as a director.

(b) Notwithstanding the provisions of Section 3(a) or Section 7(b), the Investors shall not be prohibited from voting, or disclosing publicly in an amendment to the Investors’ Schedule 13D (the “13D Amendment”) filed with the SEC their intention to vote, their Common Stock or other voting securities against an Extraordinary Transaction in any shareholder meeting held to approve such an Extraordinary Transaction or reasons for voting so; provided that:

(i) the Company has been provided with written notice of such intent at least five (5) business days prior the filing of the 13D Amendment;

(ii) the Company shall have been afforded a reasonable opportunity to review and comment upon the 13D Amendment prior to such filing and the Investors shall have considered in good faith any changes proposed by the Company;

(iii) in no event shall, and nothing contained in this Agreement shall be construed to permit, the Investors or the Investor Director engage in, directly or indirectly, any solicitation of proxies or written consents or otherwise become a participant in a solicitation in opposition to an Extraordinary Transaction during the Standstill Period; and

(iv) notwithstanding anything to the contrary contained Section 7(b) or elsewhere in this Agreement, the Company shall be entitled, in any form, manner or timing it deems appropriate, to respond to any of the matters or allegations that are described in, or are otherwise the subject of, the 13D Amendment; provided, however, that the Company shall not issue any such response or other related communication between the time it has been provided with the copy of the 13D Amendment and the time the 13D Amendment is filed by the Investors with the Securities and Exchange Commission.

(c) The Investors agree that from the date that the Rights Agreement (or any successor rights agreement) expires on its terms or is otherwise terminated until the expiration of the Standstill Period, neither the Investors nor any of their Affiliates or Associates will, and will cause each of their Affiliates, Associates or representatives not to, directly or indirectly, in any manner, acting alone or in concert with others, acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, record or beneficial ownership of (A) interests in any of the Company’s indebtedness or (B) Common Stock of the Company representing in the aggregate (amongst the Investors and their Affiliates and Associates) in excess of the Investors’ (and their Affiliates and Associates) respective aggregate beneficial ownership as of the time of such termination or expiration of the Rights Agreement (or any successor rights agreement).

(d) As used in this Agreement, the term(s):

(i) “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(ii) “beneficial owner” and “beneficial ownership” of shares shall include: (A) “beneficial owners” and shares “beneficially owned” within the meaning afforded such term by Rule 13d-3 promulgated under the Exchange Act and (B) persons beneficially owning any interest afforded by any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by a person, the purpose or effect of which is to give such person economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) the Investors may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions.

(iii) “Extraordinary Transaction” shall mean (A) any merger, consolidation, share exchange, recapitalization, sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions or other acquisition of control or business combination, in each case as a result of which the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) or (B) any liquidation or dissolution of the Company, in each case referred to in the preceding clauses (A) or (B) that is (x) subject to approval by the stockholders of the Company and (y) has been approved by the Board, but voted against by the Investor Director at the meeting of the Board at which such transaction was approved by the Board. For the avoidance of doubt, “Extraordinary Transaction” does not include a proxy contest or consent solicitation with respect to the election of directors of the Company.

(iv) “Permitted Transferee” shall mean (A) a Party, (B) a director on the Board, (C) an officer of the Company, or (D) a limited partner of an Investor but solely in connection with the distribution of shares of Common Stock by such Investor to one or more limited partners in order to satisfy redemptions by such limited partners and provided that each such limited partner has also agreed in writing to be bound by the terms of this Agreement.

(v) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(vi) “Rights Agreement” shall mean that certain Rights Agreement, dated as of June 29, 2015, between the Company and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated as of November 16, 2015, between the Company and the Rights Agent, and by Amendment No. 2 to the Rights Agreement, dated as of November 22, 2015, between the Company and the Rights Agent.

(vii) “Standstill Period” shall mean the period commencing on the date of this Agreement until the date (the “Notice Date”) that is thirty (30) calendar days prior to the deadline established pursuant to the Company’s by-laws for the submission of stockholder nominations for the Company’s 2017 annual general meeting; provided, that, the Standstill Period shall be automatically extended, without any further action by the Parties, until the date that is ten (10) calendar days following the 2017 Annual Meeting if, the Company has delivered to the Investor Director the 2017 Investor Director Nomination Notice.

(viii) “Unaffiliated Stockholder” means all holders of shares of Common Stock other than the Investor Director, the Investor Representatives, the Investors or any other person having any equity interest in, or any right to acquire any equity interest in, the Investors.

(ix) “2017 Investor Director Nomination Notice” means a written notice furnished by the Company to the Investor Director, at least five (5) days prior to the Notice Date (as defined in the term “Standstill Period”), stating that the Board wishes to include the Investor Director as a nominee to the Board, on the slate of nominees recommended by the Board, in connection with the 2017 Annual Meeting, and seeking the Investor Director’s written assent to such inclusion.

Section 4. Confidentiality. The Investors and the Investor Director acknowledge and agree that the Investor Director will obtain and have access to, whether through board meetings, board deliberations or discussions among or between directors, Company employees, representatives, advisors or agents, confidential, proprietary or competitively sensitive information concerning the Company and its subsidiaries (“Confidential Information”). Confidential Information will not include information that is or was (a) in the public domain or was or becomes generally available to the public other than as a result of disclosure by (i) the Investors, the Investor Director or any of their respective employees, representatives, advisors or agents in breach of this Agreement, or (ii) any other person known by the Investors or the Investor Director after reasonable inquiry to be prohibited from transmitting the information to the public by a contractual, legal, fiduciary or other binding obligation with or to the Company, (b) independently acquired or developed by any of the Investors or the Investor Director or their respective advisors or representatives without violating any of their obligations under this Agreement or under any other contractual, legal, fiduciary or other binding obligation with or to the Company, or (c) was available, or becomes available, to the Investors, the Investor Director or their respective advisors or representatives on a non-confidential basis other than as a result of its disclosure to the Investors or the Investor Director by the Company or any representative of the Company, but only if the source of such information is not, to the best knowledge of the Investors and Investor Director, prohibited from transmitting the information to the Investors or the Investor Director or their respective advisors or representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company. The Investors and the Investor Director acknowledge and agree that the Investor Director shall be prohibited under the Company’s policies regarding confidentiality from disclosing any such Confidential Information to the Investors. The Investors

and the Investor Director acknowledge that they are aware that (A) any such Confidential Information contains or may itself be material, non-public information concerning the Company and (B) the United States securities laws prohibit any person who has received material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other persons under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. For so long as the Investor Director remains a director on the Board, he agrees, and, the Investors agree, to be subject to, and to comply with, the same trading restrictions, including trading blackout periods, to which other members of the Board are subject.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and corporate authority to execute this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles (the “Equitable Exceptions”) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with the Company’s organization documents or any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 6. Representations and Warranties of the Investors and Investor Director. The Investors represent and warrant, jointly and severally, to the Company that (a) as of the date hereof, each Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A, and that Exhibit A includes all Affiliates of such Investor that owns any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by each Investor, and constitutes a valid and binding obligation and agreement of each Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by the Equitable Exceptions, (c) each Investor has the authority to execute the Agreement, (d) the execution, delivery and performance of this Agreement by each Investor does not and will not violate or conflict with (i) its organizational documents or any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound, (e) each Investor has since its organization or formation complied with, and currently is in compliance with, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing any money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes and is not currently in violation of, and has not since its organization or formation violated, any economic sanctions imposed by the U.S. federal government, and (f) each Investor is not party to any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, whether by means of derivatives or otherwise, by such Investor, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company by, including but not limited to “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward or swap positions, manage the risk of share price changes for, or increase or decrease the voting power of, such Investor with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company (“Short Interests”). The Investor Director, on behalf of himself, represents and warrants to the Company that (A) this Agreement has been duly and validly authorized, executed and delivered by such individual, and constitutes a valid and binding obligation and agreement of such individual, enforceable against such individual in accordance with its terms, except as enforcement thereof may be limited by the Equitable Exceptions, (B) such individual has the authority to execute the Agreement, and (C) the responses to the form of questionnaire delivered to the Company by the Investor Director are true, correct and complete, at the date of this Agreement and at the date of nomination and upon commencement of his term in office.

Section 7. Mutual Non-Disparagement.

(a) Each Investor and the Investor Director agree that, prior to the expiration of the Standstill Period, neither it nor any of its controlled Affiliates or Associates will, and it will cause each of its controlled Affiliates or Associates not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing) any public communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to (i) be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or (ii) malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives; provided, that clause (i) above shall not prohibit the Investors, the Investor Director and their controlled Affiliates and Associates from engaging in non-public communications with the Company, any Company Representative or any of their respective controlled Affiliates or Associates or any director, officer, employee or partner of the Investor.

(b) The Company hereby agrees that, prior to the expiration of the Standstill Period, neither it nor any of its controlled Affiliates will, and it will cause each of its controlled Affiliates not to, directly or indirectly, in any capacity or manner, make express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, or any public communication or other statement of any kind, that might reasonably be construed to (i) be derogatory or critical of, or negative toward, the Investors or any of their principals, directors, officers, employees, agents or representatives (collectively, the “Investor Representatives”) or reveal, disclose, incorporate, be based upon, discuss, include or otherwise involve any confidential or proprietary information of the Investors or their subsidiaries or Affiliates, or (ii) malign, harm, disparage, defame or damage the reputation or good name of the Investors or any of the Investor Representatives; provided that clause (i) above shall not prohibit the Company or any of its respective controlled Affiliates or Associates from engaging in non-public communications with the Investors, the Investor Director, any Investor Representative or any of their respective controlled Affiliates or Associates or any Company Representative.

(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws provided, that such Party must provide written notice to the other Parties at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other Parties.

Section 8. Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) substantially in the Form of Exhibit B, announcing the execution of this Agreement by the Parties. Prior to the issuance of the Press Release (i) the Investors shall be afforded a reasonable opportunity to review and comment upon the Press Release and the Company shall consider in good faith any changes proposed by the Investors, and (ii) no Party shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.

Section 9. Specific Performance. Each Party acknowledges and agrees that irreparable injury to another Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and each other Party hereto will not take action, directly or indirectly, opposing such relief on the grounds that any other remedy or relief is available.

Section 10. Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic transmission (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

To the Company:

Walter Investment Management Corp

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

Attention: General Counsel

Tel: (813) 421-7657

Email: jpedersen@walterinvestment.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, New York 10017

Attention: Lee Meyerson

Tel: (212) 455-3675

Email: lmeyerson@stblaw.com

If to the Investors:

Baker Street Capital Management, LLC

12400 Wilshire Blvd, Suite 940

Los Angeles, California 90025

Attention: Vadim Perelman

Telephone: (310) 246-0345

Email: vadim@bakerstreetcapital.com

with a copy to:

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steve Wolosky

Tel: (212) 451-2333

Email: SWolosky@olshanlaw.com

Section 11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles thereof.

Section 12. Exclusive Jurisdiction. Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this

Section 12. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

Section 14. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

Section 15. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 16. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 17. Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no Party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

Walter Investment Management Corp.

By:	/s/ Denmar J. Dixon
	Name:	Denmar J. Dixon
	Title:	Vice Chairman of the Board and Chief Executive Officer

INVESTORS:

BAKER STREET CAPITAL L.P.

By:	Baker Street Capital GP, LLC General Partner

By:	/s/ Vadim Perelman
	Name:	Vadim Perelman
	Title:	Managing Member

BAKER STREET CAPITAL MANAGEMENT, LLC

By:	/s/ Vadim Perelman
	Name:	Vadim Perelman
	Title:	Managing Member

BAKER STREET CAPITAL GP, LLC

By:	/s/ Vadim Perelman
	Name:	Vadim Perelman
	Title:	Managing Member

BASKERVILLE SPV, L.P.

By:	Baker Street Capital GP, LLC General Partner

By:	/s/ Vadim Perelman
	Name:	Vadim Perelman
	Title:	Managing Member

INVESTOR DIRECTOR: VADIM PERELMAN

By:	/s/ Vadim Perelman

EXHIBIT A

Investors	Shares of Common Stock Beneficially Owned
Baker Street Capital L.P.	7,325,898

Baskerville SPV, L.P.	1,351,626

Baker Street Capital GP, LLC	8,677,524

Baker Street Capital Management, LLC	8,677,524

Vadim Perelman	8,677,524